FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
ANNUAL REPORT
OF
THE REPUBLIC OF TURKEY
(Name of Registrant)

Date of end of last fiscal year: December 31, 2004
SECURITIES REGISTERED*
(As of the close of the fiscal year)

	Amounts as to	Names of
	which registration	exchanges on
Title of Issue	is effective	which registered
N/A	N/A	N/A

Names and address of persons authorized to receive notices
and communications from the Securities and Exchange Commission
Republic of Turkey Consulate General in New York
Economic Counselor
821 United Nations Plaza
4th Floor
New York, New York 10017
* The Registrant is filing this annual report on a voluntary basis.

THE REPUBLIC OF TURKEY
SIGNATURE
EXHIBIT INDEX
EX-99.E: OPINION OF THE FIRST LEGAL ADVISOR
EX-99.F: OPINION OF ARNOLD & PORTER LLP

THE REPUBLIC OF TURKEY
     Reference is made to the registration statement filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2004 and effective as of February 18, 2004 (Registration Number 333-112081) (the “Registration Statement”) of The Republic of Turkey (the “Registrant”).
     The sole purpose of this Amendment No. 1 is to file with the Commission the legal opinions included as Exhibits E and F hereof in accordance with the Registrant’s undertaking in the Registration Statement to furnish copies of such legal opinions as may be required (including the opinion of the Legal Advisor to the Registrant) in connection with any issue of securities under the Registration Statement.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Ankara, Turkey on the 23rd day of November, 2005.

REPUBLIC OF TURKEY
By:	/s/ Memduh Aslan AKCAY
Memduh Aslan AKCAY
Director General of Foreign Economic Relations Undersecretariat of Treasury Prime Ministry

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EXHIBIT INDEX

Exhibit
Number		Page Number
A.	None

B.	None

*C.	Copy of the 2003 Annual Budget of Turkey

*D.	Current Turkey Description

E.	Opinion of the First Legal Advisor, Prime Ministry of
the Republic of Turkey dated November 23, 2005

F.	Opinion of Arnold & Porter LLP dated November 23, 2005

*	Previously filed.

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